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                                                                      EXHIBIT 99

                           COMMONWEALTH BANCORP, INC.
                         DIRECTORS' STOCK RETAINER PLAN

           1. NAME OF PLAN. This Plan shall be known as the "Commonwealth Bancorp, Inc. Directors' Stock Retainer Plan."

           2. PURPOSE OF THE PLAN. The purpose of this Plan is to improve the growth and profitability of Commonwealth Bancorp, Inc. (the "Company") and its subsidiaries by providing that compensation to be paid to the non-employee directors of the Company and Commonwealth Bank (the "Bank") shall be paid in shares of common stock, par value $0.10 per share, of the Company ("Common Stock") in lieu of cash and thereby increase the proprietary interest of such directors in the Company and as an incentive to contribute to its success.

           3. EFFECTIVE DATE AND TIME. The Plan shall be effective as of January 1, 1999 and shall remain in effect until amended or terminated by action of the Board of Directors of the Company.

           4. PARTICIPANTS. Each member of the Board of Directors of the Company and the Board of Directors of the Bank who is not a full-time employee of the Company, the Bank or any of their subsidiaries (a "Non-Employee Director") and who receives the payment of annual directors' fees shall be participants in the Plan ("Participants"). Directors who are employees or officers of the Company, the Bank or any subsidiary are not eligible to participate in the Plan.

           5. DIRECTORS' COMPENSATION PAID IN THE FORM OF COMMON STOCK. Non-Employee Directors shall receive their annual compensation for services as directors payable for the year in shares of Common Stock. Such fees shall be paid in one annual installment of the first business day of February in each calendar year (the "Payment Date"). The number of shares of Common Stock to be issued to each Participant each year shall be determined by dividing the amount of such annual retainer fee by the Fair Market Value of such shares on the Payment Date.

           6. FAIR MARKET VALUE. The "Fair Market Value" shall mean the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported by the Nasdaq Stock Market or other principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Board of Directors of the Company.

           7. FRACTIONAL SHARES. The Company shall not issue fractions of shares under the Plan. Whenever a fractional share would be required to be issued, the Participant shall be paid in cash for



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such fractional share based upon the same Fair Market Value which was utilized to determine the number of shares subject to issuance on the relevant Payment Date.

           8. SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Section 9, shall be 50,000 shares.

           9. ADJUSTMENTS FOR CAPITAL CHANGES. The aggregate number of shares of Common Stock available for issuance under this Plan shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.

           10. SOURCE OF SHARES. The shares of Common Stock issued under this Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the Plan.

           11. ISSUANCE OF SHARES. The shares of Common Stock issued under this Plan shall be immediately vested and issued to the Participants promptly after the Payment Date. The Company shall take such action as may be necessary to ensure that the transfer of such shares is not restricted under the Securities Act of 1933 and may be freely transferable by Participants after issuance, subject to the obligations and requirements of the Participants as directors of the Company under the federal securities laws. However, the issuance of shares or the delivery or certificates for such shares to Participants hereunder shall be subject to the requirement that, if at any time the Board of Directors of the Company shall reasonably determine, in their discretion, that the listing, registration or qualification of such shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body or shareholders of the Company, is necessary or desirable as a condition of, or in connection with, such issuance or delivery thereunder, such issuance or delivery shall not take place unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Board of Directors of the Company.




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